Exhibit 99.1

InPlay Technologies Enters into Letter of Intent for Merger with U.S. Rental Housing REIT, Inc.

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--March 11, 2009--InPlay Technologies, Inc. (NASDAQ:NPLA) announced today that it has entered into a binding letter of intent to merge with U.S. Rental Housing REIT, Inc. (USRHR). The transaction is subject to final negotiation and execution of a definitive merger agreement, and InPlay stockholder approval within 120 days.

InPlay’s Board of Directors has unanimously approved and recommended that the following transactions, among others, be put forth for stockholder approval:

  Change the company name from “InPlay Technologies, Inc.” to “U.S. Rental Housing REIT, Inc”;
  Increase the authorized shares from 40 million to 200 million shares;
  Issue 50 million shares of restricted stock for all of the outstanding shares of USRHR; and
  Sell at closing all current InPlay assets to a third party in exchange for the assumption by the buyer of the liabilities of InPlay plus other consideration.

Upon execution of the letter of intent, USRHR was required to pay to InPlay the sum of $175,000 to be used for working capital and transaction expenses. In return, InPlay was required to issue to USRHR a convertible note, subject to conversion at the option of the holder into one million shares of common stock.

U.S. Rental Housing Real Estate Investment Trust is a development-stage real estate investment trust which will focus its initial efforts on rental housing in major U.S. markets.

Van Potter, President and CEO, InPlay, stated, “The ongoing financial crisis has made raising capital exceedingly difficult. We have pursued a number of options, but to date we have been unsuccessful in our efforts to secure the additional funding required for our current business to succeed and prosper. With USRHR’s strategy in the real estate market, this merger will provide an opportunity for InPlay shareholders to rebuild shareholder value now and into the future. Given the current environment, our Board feels that this transaction is in the best interests of our shareholders.”

“Using USRHR’s capital position, combined with InPlay’s public reporting transparency, we believe we can acquire exceptionally well-positioned and well-conceived multi family rental properties. In addition, we plan to acquire real estate backed mortgages from various financial institutions, or out of judicial foreclosures and bankruptcies at steeply discounted prices,” said David Walsh, incoming Chairman, USRHR.

"According to the Urban Land Institute, all economic indicators forecast the highest demand for rental housing in the history of the U.S. over the next five years. With this demand and the need for the housing market to lead the U.S. economy out of the recession, we believe now is the time to acquire and invest in the multi family rental properties," Walsh continued.

Upon close of the merger, USRHR will accept the resignation of all current InPlay officers and directors. All outstanding severance agreements and stock options will be cancelled. In consideration, USRHR will provide a pool of 2.2 million restricted shares for directors and executives.

David Walsh will be Chairman of USRHR. Mr. Walsh is Chairman and Managing Director of Wardley, Walsh, Wellesley and Company, Ltd., an international investment banking firm. Since 1983, Mr. Walsh also operates Walsh Holding Company, a diversified real estate development, construction and financing organization. Prior to this time, Mr. Walsh’s experience in the investment banking industry extends over a twenty year period. After serving an apprenticeship with a subsidiary of the Continental Illinois Bank of Chicago, Mr. Walsh became Vice President and later Executive Vice President of Hospital Mortgage Corporation, a publicly held corporation specializing in health care finance. In 1975, Mr. Walsh became President of Great Northern Financial, which arranged and funded government credit enhanced financing for major projects including GNMA backed securities and tax-exempt bond issues. Mr. Walsh is a retired Commissioned Officer in the United States Naval Reserve. He received a Ph.B. degree from Northwestern University.

About U.S. Rental Housing REIT

U.S. Rental Housing REIT is focused on acquiring real estate projects, typically between $50-150 million that are currently unable to obtain financing. USRHR will then develop these projects as rental properties financed under the HUD and GNMA insurance and guarantee programs, in joint ventures with Developers. USRHR intends to minimize operational expenses over the next two years, distribute 90% of income to shareholders and apply for status as a Real Estate Investment Trust under section 856 of the Internal Revenue Code.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for computing and communication products. Our mission is to help make complex products easy and intuitive to use by providing a natural method of interaction. InPlay’s integrated digital pen and touch technologies automatically recognize pen or finger input, allowing the user to choose the most effective input method. With the only digital-communication based pen input system, our products offer significant advantages over traditional analog designs. Like the evolution of cell phones from analog to digital, our roadmap enables an increasing number of useful features and functionality for computers, Smart phones and other electronic products. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our estimation of the benefits of this transaction, and the potential upside for the real estate market. Risks and uncertainties that could cause results to differ materially from those projected include inability to negotiate and close a formal merger agreement, lack of sufficient stockholder approval for the transaction, unforeseen complications related to legal or regulatory issues and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
InPlay Technologies, Inc.
Heather Beshears
Vice President, Corporate Communications
480-586-3357
Heather@InPlayTechnologies.com